EXHIBIT 99.1

                                  PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:                   Brent L. Peters, President & CEO
Telephone Number: 610-965-5959
E-mail:                    blpeters@eastpennbank.com

             EAST PENN FINANCIAL CORPORATION ANNOUNCES FIRST QUARTER
                        2004 EARNINGS INCREASE OF 27.7%

     (April 14, 2004) - EMMAUS, PA -- East Penn Financial Corporation (NasdaqSC:
EPEN) today reported its first quarter 2004 earnings of $751,000, representing a 27.7% increase over first quarter 2003 earnings of $588,000. Basic and diluted earnings per share for the first quarter of 2004 increased 33.3% to 12 cents compared with 9 cents for the first quarter of 2003. In addition, the level of earnings had a positive impact on the company's book value, which increased 5.5%, to $3.27 at March 31, 2004 as compared with $3.10 at March 31, 2003.

     The corporation's return on average assets (ROA) increased to 0.89% for the first quarter of 2004 as compared with 0.86% as of the first quarter of 2003. Return on average shareholders' equity (ROE) was 15.57% at the end of the first three months of 2004 in comparison with 11.82% for first three months of 2003.

     In announcing the first quarter results, Brent L. Peters, President and Chief Executive Officer, stated that "We are most pleased to announce that the company has maintained an impressive earnings level in such a challenging economic climate, where the banking industry continues to face interest margin pressure due to historically low interest rates. The company's earnings growth in 2004 continued to be driven primarily from our core banking business, where our main focus is to provide quality customer service as a local community bank." Net interest income, after the provision for loan losses, increased 9.8%, mainly as a result of balance sheet growth and lower cost of funds, whereas non-interest income increased 12.9%. While operating expenses for the first quarter of 2004 increased 10.5% over the first quarter of 2003 as a result of the company's growth, its efficiency ratio improved to 2.59% in 2004 from 3.10% in 2003. Total assets increased 21.2% to $343.1 million, net loans increased 16.1%, and deposits increased 10.5% from March 31, 2003 to March 31, 2004. In addition, asset quality remained strong for the first quarter of 2004 in that non-performing assets for the first quarter of 2004 were 0.44% of total assets, as compared with 0.34% for the first quarter of 2003.

     East Penn Financial Corporation, which was formed July 2003, is a $343.1 million bank holding company and is the parent of East Penn Bank, a locally owned community bank that serves the Lehigh Valley with 7 branch locations. The company announced its plans to hold its annual meeting on May 6, 2004 at the Allen Organ Company located in Macungie, Pennsylvania.




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Additional information about East Penn Financial Corporation is available on its website at www.eastpennbank.com.
           ---------------------

EAST PENN FINANCIAL CORPORATION

                                   1st Quarter    1st Quarter
                                      ended          ended       %
(In thousands)                       3/31/04        3/31/03    Change

Net interest income
after loan loss provision             $2,624         $2,389      9.8%
(thousands)
Net income                               751            588     27.7%
(thousands)

Basic earnings per share (1)           $0.12          $0.09     33.3%
Diluted earnings per share (2)         $0.12          $0.09     33.3%

                                                                 %
(In millions)                        3/31/04        3/31/03    Change

Assets                                $343.1         $283.2     21.2%

Net worth                               20.6           20.5      0.5%

Deposits                               283.4          256.5     10.5%


(1)  Based  upon  the  weighted   average  number  of  shares  of  common  stock
     outstanding for the applicable periods.
(2) Based upon the weighted average number of shares plus dilutive potential common share equivalents outstanding for the applicable periods.


This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the bank's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in East Penn Financial Corporation's filings with the Securities and Exchange Commission.